June 28, 2004

Alberta Securities Commission
British Columbia Securities Commission
Saskatchewan Financial Services Commission
Manitoba Securities Commission
Ontario Securities Commission
L'Autorité des Marchés Financiers
The Office of the Administrator, Securities Administration Branch, New Brunswick
Nova Scotia Securities Commission
Registrar of Securities, Prince Edward Island
Securities Commission of Newfoundland and Labrador

Dear Sirs / Mesdames:

Re: Provident Energy Trust (the "Trust")

We refer to the short form prospectus of the Trust dated June 28, 2004 relating to the sale and distribution of 12,100,000 Trust Units of the Trust and $50,000,000 aggregate amount of 8% Convertible Unsecured Subordinated Debentures of the Trust (the "Prospectus").

We consent to the use, through incorporation by reference in the above-mentioned short form prospectus of our report dated July 31, 2003 to the Board of Directors of Williams Energy (Canada), Inc. on the following financial statements of the Redwater Natural Gas Liquids Processing System of Williams Energy (Canada), Inc:

Balance sheet as at December 31, 2002; and

Statements of operations and cash flows for the year ended December 31, 2002.

We report that we have read the short form prospectus and all information specifically incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the financial statements upon which we have reported or that are within our knowledge as a result of our audit of such financial statements.

This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions made based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.

Yours very truly,

Chartered Accountants